UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                     12(g) OF THE SECURITIES EXCHANGE ACT
                         OF 1934 OR SUSPENSION OF DUTY
                        TO FILE REPORTS UNDER SECTIONS
                        13 AND 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                       Commission File Number: 001-13364
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                Telmex Corp S.A. (formerly Chilesat Corp S.A.)
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            (Exact name of registrant as specified in its charter)

                           Riconada El Salto No. 202
                     Comuna de Huechuraba, Santiago, Chile
                         Telephone: (011-562-582-5786)
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock of Registrant represented by
                        American Depositary Shares each
                       representing 10 shares of Common Stock
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           (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]                Rule 12h-3(b)(1)(i)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [x]                Rule 12h-3(b)(2)(i)  [x]
            Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                    Rule 15d-6           [ ]

   Approximate number of holders of record as of the certification or notice
date:          Less than 300
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   Pursuant to the requirements of the Securities Exchange Act of 1934 Telmex
Corp S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                /s/ Fernando Escrich Juleff
Date: April 15, 2005                       By:---------------------------------
                                              Name:  Fernando Escrich Juleff
                                              Title:    Chief Financial Officer